UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2006

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On May 17, 2006 NorthStar Realty Finance Corp. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with NorthStar Realty Finance Limited Partnership, the selling stockholder listed on Schedule I thereto and each of Citigroup Global Markets Inc., Lehman Brothers Inc., Banc of America Securities LLC, Friedman, Billings, Ramsey & Co., Inc. and JMP Securities LLC, on the terms set forth therein, with respect to the public offering by the Company of 10 million shares of its common stock and the public offering by the selling stockholder of 190,778 shares of the Company’s common stock. The Underwriting Agreement provides that the purchase price per share of common stock to each of the Company and the selling stockholder shall be $10.0435 and that the sale is scheduled to be completed on May 23, 2006, subject to the satisfaction of customary closing conditions. Pursuant to the terms of the Underwriting Agreement, the Company has granted to the underwriters for 30 days an over-allotment option with respect to 1,528,616 shares of the Company’s common stock at a price per share to the Company of $10.0435.

The above summary is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
99.1
Underwriting Agreement, dated May 17, 2005, entered by the Company, NorthStar Realty Finance Limited Partnership, the selling stockholder listed on Schedule I therein and each of the Underwriters listed on Schedule II therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)
Date: May 19, 2006	By:	/s/ Albert Tylis Name: Albert Tylis Title: General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1
Underwriting Agreement, dated May 17, 2005, entered by the Company, NorthStar Realty Finance Limited Partnership, the selling stockholder listed on Schedule I therein and each of the Underwriters listed on Schedule II therein.